UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

FTAI Aviation Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO THE PROXY STATEMENT OF
FTAI AVIATION LTD.
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 29, 2024

This proxy statement supplement, dated May 28, 2024 (this “Supplement”), supplements the proxy statement, dated April 12, 2024 (the “Proxy Statement”), in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board”) with respect to the 2024 Annual General Meeting of Shareholders (the “Annual General Meeting”) of FTAI Aviation Ltd., a Cayman Islands exempted company (the “Company”), to be held on Wednesday, May 29, 2024. The primary purpose of this Supplement is to provide information relating to the resignation of a member of the Board and should be read in conjunction with the Proxy Statement.

Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares.

Withdrawal of Nominee for Election as Director

On May 28, 2024, Kenneth J. Nicholson resigned, effective immediately, from the Board.

Mr. Nicholson has withdrawn as a candidate for re-election as a director at the Annual General Meeting, and no other nominee for election at the Annual General Meeting will be named in place of Mr. Nicholson.

For detailed information regarding the composition of our Board and its committees, as well as other corporate governance policies, please refer to the Proxy Statement.

Voting Matters

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies received in respect of the re-election of Mr. Nicholson at the Annual General Meeting will not be voted with respect to his election at the Annual General Meeting, but will continue to be voted as directed or otherwise as set forth therein and described in the Proxy Statement with respect to all other matters properly brought before the Annual General Meeting. If you have not yet returned your proxy card or submitted your voting instructions, please complete the form or submit instructions, disregarding Mr. Nicholson’s name as a nominee for election as director.

Sincerely,

/s/ Joseph P. Adams, Jr.
Joseph P. Adams, Jr.
Chairman of the Board of Directors